Free Writing Prospectus pursuant to Rule 433 dated January 14, 2025

Registration Statement No. 333-269296

c

Market Linked Notes — Leveraged Upside Participation with Quarterly Averaging and Principal Return at Maturity Notes Linked to the Invesco QQQ TrustSM, Series 1 due January 25, 2030

Summary of Terms
Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)

If the average ending price is less than the starting price, you will not receive any positive return on the notes.

You should read the accompanying preliminary pricing supplement dated January 14, 2025, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated January 14, 2025
●
WFS Product Supplement No. 4 dated February 24, 2023
●
Prospectus supplement dated February 13, 2023
●
Prospectus dated February 13, 2023

The estimated value of your notes at the time the terms of your notes are set on the pricing date is expected to be between $885 and $915 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your notes.

Market measure:	the Invesco QQQ TrustSM, Series 1 (the “underlier”)
Fund Underlying Index	With respect to the underlier, the index tracked by such underlier
Pricing date:	expected to be January 21, 2025
Issue date:	expected to be January 24, 2025
Final calculation day:	expected to be January 22, 2030
Stated maturity date:	expected to be January 25, 2030
Starting price:	the fund closing price of the underlier on the pricing date
Average ending price:	The arithmetic average of the fund closing prices of the underlier on the calculation days
Underlier return:	average ending price – starting price starting price
Upside participation rate:	at least 110%
Calculation Days:	Quarterly, on the 22nd day of each January, April, July and October, commencing April 2025 and ending October 2029, and the final calculation day
Payment amount at maturity (for each $1,000 face amount of your notes):
•
if the average ending price is greater than the starting price: $1,000 plus:

$1,000 × underlier return × upside participation rate; or

•
if the average ending price is less than or equal to the starting price: $1,000

Underwriting discount:

up to 4.37% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the notes. WFS will receive the underwriting discount of up to 4.37% of the aggregate face amount of the notes sold. The agent may resell the notes to Wells Fargo Advisors (“WFA”) at the original issue price of the notes less a concession of 3.00% of the aggregate face amount of the notes. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.12% for each $1,000 face amount of a note WFA sells.

CUSIP:	40058GH38
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Considerations” in the accompanying preliminary pricing supplement

* In addition, in respect of certain notes sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the notes sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the notes to other securities dealers.

The notes have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, WFS product supplement no. 4 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, WFS product supplement no. 4 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, WFS product supplement no. 4 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 4, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 4, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 4, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes
▪
The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
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You May Receive Only the Face Amount of Your Notes at Maturity
▪
Your Notes Do Not Bear Interest
▪
A Decrease in the Price of the Underlier on One Calculation Day May Offset Increases in the Price of the Underlier on Other Calculation Days
▪
The Maturity Payment Amount on Your Notes Is Linked to the Arithmetic Average of the Fund Closing Prices of the Underlier on Quarterly Calculation Days (Not Only to the Fund Closing Price of the Underlier on the Final Calculation Day) and Will Not Be Affected By the Fund Closing Prices of the Underlier on Any Dates Other Than the Quarterly Calculation Days
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlier or Any Underlier Stocks
▪
You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlier or Any Underlier Stock
▪
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

Additional Risks Related to the Underlier

▪
The Policies of the Underlier’s Investment Advisor and the Sponsor of the Underlier’s Fund Underlying Index Could Affect the Amount Payable on Your Notes and Their Market Value

▪
There Is No Assurance That an Active Trading Market Will Continue For the Underlier or That There Will Be Liquidity in Any Such Trading Market; Further, the Underlier Is Subject to Management Risks and Custody Risks
▪
The Underlier and Its Fund Underlying Index Are Different and the Performance of the Underlier May Not Correlate With the Performance of Its Fund Underlying Index
▪
An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes
▪
As Compared to Other Index Sponsors, Nasdaq, Inc. Retains Significant Control and Discretionary Decision-Making Over the Nasdaq-100 Index®, Which May Have an Adverse Effect on the Level of the Nasdaq-100 Index®, on the Performance of the Underlier and on Your Notes
▪
Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk
▪
Even Though Currencies Trade Around-The-Clock, Your Notes Will Not

Risks Related to Tax

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Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.